UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Adams, W. Andrew
   801 Mooreland Lane
   Murfreesboro, TN  37128
2. Date of Event Requiring Statement (Month/Day/Year)
   January 2, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   National Health Realty, Inc.
   NHR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Units of partnership interest in NHR/OP, L.|39,591                |D               |Shares in S Corp                               |
P. - NHC, Inc.                             |                      |                |                                               |
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Shares of Common Stock - WAA               |477                   |D               |                                               |
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Units of partnership interest in NHR/OP, L.|571,754               |D               |                                               |
P. - AM, L.P.                              |                      |                |                                               |
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Shares of Common Stock - Adams Christian Tr|77,528                |I               |Trustee                                        |
ust                                        |                      |                |                                               |
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Shares of Common Stock - Adams Family Found|35,407                |I               |Trustee                                        |
ation II                                   |                      |                |                                               |
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Shares of Common Stock - Adams Grandchildre|2,307                 |I               |Trustee                                        |
n's Trust                                  |                      |                |                                               |
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Shares of Common Stock - The Adams Group   |340,000               |I               |Family Partnership                             |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses: